Exhibit 10.1

AGREEMENT

This Agreement, dated as of May 11, 2014 (this “Agreement”), is by and among Intevac, Inc., a Delaware corporation (the “Company”), J. Daniel Plants, an individual resident of California (“Plants”), Marc T. Giles, an individual resident of Maine (“Giles”), Voce Catalyst Partners LP, a Delaware limited partnership, and Voce Capital Management LLC, a California limited liability company (collectively with Plants and Giles, the “Shareholder Group”).

WHEREAS, the Company and the Shareholder Group have agreed to each take and refrain from taking certain actions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

(a)    The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include persons who become Affiliates or Associates of any person subsequent to the date of this Agreement, provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and is otherwise an Affiliate or Associate solely by reason of the fact that a principal of any member of the Shareholder Group serves as a member of the board of directors or similar governing body of such concern, provided that the Shareholder Group does not control such concern, (ii) such principal in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an Associate solely by reason of clause (a) of the definition of Associate in Rule 12b-2 and is not an Affiliate.

(b)    “Annual Meeting” means any annual meeting of stockholders of the Company (including any postponement or adjournment thereof).

(c)    The terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Common Stock” means the common stock of the Company, par value $0.001 per share.

(f)    The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.

(g)    “Standstill Period” means the period from the date hereof until the earlier of:

(i)    thirty (30) days prior to the Timely Deadline for the Annual Meeting to be held in 2016; and

(ii)   such date, if any, of a breach by the Company in any material respect of any of its representations, warranties, commitments or obligations set forth in Section 2, 4, 9, 10, 11 or 13 of this Agreement if such breach has not been cured within thirty (30) days following written notice of such breach (provided that a failure to take the actions required under Section 4(a) or Section 4(c)(i) cannot be cured).

(h)    “Timely Deadline” means, with respect to any Annual Meeting, the last date upon which a notice to the Secretary of the Company of nominations of persons for election to the Board at such Annual Meeting or the proposal of business at such Annual Meeting would be considered “timely” under the Company’s Certificate of Incorporation and Amended and Restated Bylaws.

2.      Representations and Warranties of the Company. The Company represents and warrants as follows as of the date hereof:

(a)    The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)    This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)    The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s business or operations.

3.    Representations and Warranties of the Shareholder Group, Etc. Each member of the Shareholder Group severally, and not jointly, represents and warrants with respect to himself or itself as follows as of the date hereof:

(a)    Such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such member, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)    This Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member and is enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)    The execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which such member is a party or by which such member is bound.

(d)    As of the date hereof, the members of the Shareholder Group and their Affiliates and Associates beneficially own in the aggregate 122,638 shares of Common Stock.

4.     Directors; Related Matters.

(a)    The Company and the Shareholder Group agree that the Company shall take all action necessary (including increasing the size of the Board) to appoint Giles to the Board promptly following the execution of this Agreement, but in no event later than 4 p.m. Pacific Daylight time on May 12, 2014.

(b)    The Shareholder Group, on behalf of itself and its Affiliates and Associates, upon the issuance of the press release set forth in Exhibit A, (i) irrevocably withdraws its nominees submitted to the Company in December 2013 and any related materials or notices submitted to the Company in connection therewith (the “Shareholder Nomination”); and (ii) agrees not to take any further action with respect to any solicitation materials related to the Shareholder Nomination or otherwise related to the 2014 Annual Meeting and filed by it or on its behalf with the SEC or take any action prohibited by Section 6 in connection with the 2014 Annual Meeting.

(c)    In connection with the Annual Meeting to be held in 2014 (the “2014 Annual Meeting”) and the Annual Meeting to be held in 2015 (the “2015 Annual Meeting”), the Company will take all action necessary to effect the following:

(i)     the Board and the Nominating and Governance Committee shall nominate Giles for election to the Board as a director at the 2014 Annual Meeting and the 2015 Annual Meeting, as applicable; and

(ii)    the Company shall recommend that the Company’s stockholders vote, and shall solicit proxies, in favor of the election of Giles at the 2014 Annual Meeting and the 2015 Annual Meeting and otherwise support Giles for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d)    Upon his appointment to the Board, Giles will be offered membership on the Audit Committee of the Board.

5.     Voting. During the Standstill Period, each member of the Shareholder Group shall cause all shares of Common Stock owned of record or beneficially owned by it or its respective Affiliates or Associates to be present for quorum purposes and to be voted in favor of all directors nominated by the Board for election at any stockholder meeting where such matters will be voted on; provided, that such nominees were not nominated in contravention of this Agreement.

6.     Standstill. Each member of the Shareholder Group agrees that, during the Standstill Period, he or it will not, and he or it will cause each of such person’s respective Affiliates, Associates and agents and any other persons acting on his or its behalf not to, directly or indirectly:

(a)    acquire beneficial ownership in excess of 4.9% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), other than the acquisition of equity-based compensation pursuant to Section 9 hereof and the exercise of any options or conversion of any convertible securities comprising such equity-based compensation;

(b)    submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board, other than as expressly permitted by this Agreement;

(c)    form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than with other members of the Shareholder Group or one or more of their Affiliates (provided that any such Affiliate signs a joinder to this Agreement) or to the extent such a group may be deemed to result with the Company or any of their respective Affiliates as a result of this Agreement;

(d)    engage in discussions with other stockholders of the Company, solicit proxies or written consents of stockholders or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting or tendering, any shares of Common Stock with respect to any matter, including, without limitation, any Sale Transaction (as defined below) that is not approved by a majority of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting;

(e)    call, seek to call, or to request the calling of, a special meeting of the stockholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(f)    effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, solicit, encourage or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (including by tendering or selling into) (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any transfer or acquisition of shares of Common Stock or other securities of the Company or any securities of any Affiliate of the Company if, after completion of such transfer or acquisition or proposed transfer or acquisition, a person or group (other than the Shareholder Group and their Affiliates) would beneficially own, or have the right to acquire beneficial ownership of, more than 5% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), provided that open market sales of securities through a broker by the Shareholder Group which are not actually known by the Shareholder Group to result in any transferee acquiring beneficial ownership of more than 5% of the outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 6, (iii) any tender offer or exchange offer, merger, change of control, acquisition or other business combination involving the Company or any of its subsidiaries or (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (any of the transactions or events described in (i)

through (iv) above are referred to as a “Sale Transaction”), unless such Sale Transaction has been approved by a majority of the Board and has been announced by the Company; provided, that this paragraph shall not require members of the Shareholder Group to vote in favor of a Sale Transaction that was approved by the Board;

(g)    publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 5 hereof or this Section 6, or otherwise seek (in any manner that would require public disclosure by any of the members of the Shareholder Group or their Affiliates or Associates) to obtain any waiver, consent under, or amendment of any provision of this Agreement;

(h)    disparage the Company, any member of the Board or any officer or key employee of the Company with respect to any matter relating to the Company or the events leading to the entering into of this Agreement, provided that this provision shall not apply to (i) compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure; (ii) communications that are required by an applicable legal obligation or are subject to contractual provisions providing for confidential disclosure; or (iii) communications relating to members of the Board other than in their capacity as directors of the Company;

(i)    enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(j)    take or cause or induce or assist others to take any action inconsistent with any of the foregoing;

provided, that, notwithstanding the foregoing, it is understood and agreed that this Agreement shall not be deemed to prohibit (x) Giles from engaging in any lawful act in his capacity as a director of the Company that is either expressly approved by the Board or required in order to comply with his fiduciary duties as a director of the Company or (y) the Shareholder Group from making public statements, engaging in discussions with other shareholders, soliciting proxies or voting any shares or proxies with respect to any Sale Transaction that has been approved by a majority of the Board and has been announced by the Company.

7.     Support. During the Standstill Period, Giles, in his capacity as a director of the Company, will use reasonable efforts to support, at the Company’s sole cost and expense, the Company’s slate of directors in a manner generally consistent with the support provided by the other directors of the Company, provided that such slate of directors is consistent with the terms and conditions of this Agreement.

8.     Policies. By the time of his appointment to the Board, Giles will have reviewed the Company’s policies, procedures, and guidelines applicable to members of the Board and agrees to abide by the provisions thereof during his service as a director of the Company, including, without limitation, the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Director Code of Ethics and Insider Trading Compliance Program. The members of the Shareholder Group acknowledge that they are aware that United States securities law prohibits any person who has material non-public information about a company from purchasing or selling any securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.     Compensation. Giles shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

10.    Indemnification and Insurance. Giles shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

11.    Non-Disparagement. The Company agrees, prior to the conclusion of the Standstill Period, that neither it nor any member of the Board nor any of its officers or key employees shall disparage any member of the Shareholder Group or any member of the management of the Shareholder Group, in each case with respect to any matter relating to the Company or the events leading to the entering into of this Agreement, provided that this provision shall not apply to (i) compelled testimony, either by legal process, subpoena or otherwise; (ii) communications that are required by an applicable legal obligation or are subject to contractual provisions providing for confidential disclosure; or (iii) communications by members of the Board not in their capacity as directors of the Company.

12.    Press Release / Form 8-K. Prior to 6:30 a.m., Pacific Daylight time, on May 12, 2014, the Company shall issue the press release in the form attached as [Exhibit A]. The Company shall also provide to the Shareholder Group a reasonable opportunity to review and comment on any Form 8-K with respect to the execution and delivery of this Agreement by the parties hereto in advance of its filing, and shall consider in good faith the reasonable and timely comments of the Shareholder Group. No member of the Shareholder Group nor the Company shall make (and they will cause their Affiliates and Associates not to make) any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Exchange Act Rules 14a-6 or 14a-12) that are inconsistent with, or otherwise contrary to, this Agreement or the statements in any above described press release or Form 8-K filing.

13.    Expenses. Within two business days of the date hereof, the Company shall reimburse the Shareholder Group for the documented out-of-pocket expenses (up to a maximum of $105,000) incurred by the Shareholder Group in connection with the Shareholder Nomination, the 2014 Annual Meeting, the negotiation and execution of this Agreement and all related activities and matters. Except as provided in the preceding sentence, each cost or expense incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

14.    Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

15.    Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 19 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, agrees and consents to the personal jurisdiction of the state and federal courts located in the State of Delaware, and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

16.    Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state. Each party hereto agrees to irrevocably waive any right to trial by jury.

17.    Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.

18.    Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives and assigns. No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void.

19.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served (a) if given by facsimile, when such facsimile is transmitted to the facsimile number set forth below, or to such other facsimile number as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 19, and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 19, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 19:

if to the Company:

Intevac, Inc.

3560 Bassett Street

Santa Clara, California 95054

Facsimile: (408) 727-5739

Attention: Chairman of the Board

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Facsimile: (650) 493-6811

Attention: Herbert P. Fockler, Esq.

Attention: David J. Berger, Esq.

if to the Shareholder Group or any member thereof:

Voce Capital Management LLC

600 Montgomery Street, Suite 210

San Francisco, California 94111

Facsimile: (415) 489-2610

Attention: Derek O. Zaba

with a copy (which shall not constitute notice) to:

Crowell & Moring LLP

275 Battery Street, 23rd Floor

San Francisco, California 94111

Facsimile: (415) 986-2827

Attention: Murray A. Indick, Esq.

20.    No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21.    Unenforceability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22.    Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

23.    Mutual Release.

(a)     The Company, on the one hand, and the Shareholder Group, on the other hand, on behalf of themselves and for all of their past and present affiliated, associated, related, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, representatives, employees, shareholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person or entity, security holders of any such person or entity, and any other person claiming (now or in the future) through or on behalf of any of such persons or entities (collectively “Released Persons”), irrevocably and unconditionally release, settle, acquit and forever discharge the other and all of their Released Persons, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, whether known or unknown, suspected or unsuspected, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction (the “Claims”), that have arisen, could have arisen, arise now, or hereafter may arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, arising out of, in connection with, set forth in or related in any way to the Shareholder Nomination, the Shareholder Group’s proxy contest at the 2014 Annual Meeting and the nomination of directors for election at the 2014 Annual Meeting (collectively, the “Released Claims”); provided that this release and waiver of Claims shall not include claims to enforce the terms of this Agreement; and provided further that if a Person (the “Asserting Person”) takes legal action against a Released Person (the “Defending Person”) relating to the Company, matters involving the Company, or the events leading up to the execution of this agreement, the Defending Person shall not be limited in asserting against that Asserting Person any Claims that for other purposes are Released Claims pursuant to this Section in responding to or defending itself in such action.

(b)    The parties hereto acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The parties hereto know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a party or parties. It is nonetheless the intent of the parties hereto to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the parties hereto expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims that the parties do not know or suspect to exist in their favor at the time of executing the release that if known by the parties might have affected the parties’ settlement. The Parties acknowledge and agree that the inclusion of this Section 23 was separately bargained for and is a material term of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

COMPANY:

INTEVAC, INC.

By: /s/ Norman H. Pond
Name: Norman H. Pond
Title: Chairman

/s/ J. Daniel Plants	/s/ Marc T. Giles
J. DANIEL PLANTS	MARC T. GILES

VOCE CATALYST PARTNERS LP		VOCE CAPITAL MANAGEMENT LLC
By:	Voce Capital LLC, its General Partner

By:	/s/ J. Daniel Plants	By:	/s/ J. Daniel Plants
	Name: J. Daniel Plants		Name: J. Daniel Plants
	Title: Managing Member		Title: Managing Member

Exhibit A

INTEVAC REACHES SETTLEMENT AGREEMENT WITH VOCE CAPITAL AND

APPOINTS MARC GILES TO BOARD OF DIRECTORS

SANTA CLARA, Calif., May 12, 2014 – Intevac, Inc. (NASDAQ: IVAC) today announced it has reached a settlement agreement with Voce Capital Management LLC and its affiliates (together with VCP, “Voce Capital”), a stockholder who had nominated three directors for election to Intevac’s Board of Directors. Under the agreement, Intevac has appointed Marc T. Giles to the Board effective immediately, and Mr. Giles will be included in Intevac’s slate of director nominees for election at the 2014 Annual Meeting of Stockholders. With the addition of Mr. Giles, the Board has been expanded to nine directors, seven of whom are independent.

“We welcome Marc to our Board of Directors, and we look forward to continuing to execute our strategy and build an ever stronger future for Intevac,” said Norman Pond, Intevac Founder and Chairman of the Board. “We have spoken with many of our largest shareholders and have had the opportunity to interview Marc and learn more about his background and experience. We expect to benefit from Marc’s business acumen and contributions to our Board as we accelerate growth in each of our businesses, improve our performance and further streamline our cost structure to drive shareholder value creation. We look forward to focusing 100% on the business.”

J. Daniel Plants, Voce Capital’s Managing Partner said: “We believe appointing a new independent Board member to Intevac will bring additional perspective and experience to the Company. We look forward to continuing to work constructively with the Company and the Board to help enhance value for all stockholders.”

In connection with the agreement, Voce Capital has agreed, among other things, to vote all of its shares in favor of each of the Board’s nominees at the 2014 Annual Meeting. In addition, Voce Capital has agreed to other customary standstill provisions and withdrawn its other nominations. The complete agreement between Intevac and Voce Capital will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission in the ordinary course.

Intevac’s 2014 Annual Meeting of Stockholders is expected to be convened on May 14, 2014 and then adjourned to a later day to allow for updated proxy solicitation materials to be distributed to stockholders. Intevac will announce the adjourned meeting date in due course.

Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Intevac’s legal counsel.

If you have any questions, require assistance with voting your shares,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

ABOUT MARC T. GILES

Marc T. Giles was the President and Chief Executive Officer of Gerber Scientific, Inc., a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries, from 2001 until February 2012, and provided transitional executive services to Gerber Scientific through his retirement on December 31, 2012. Mr. Giles previously served as Senior Vice President and President of Gerber Technology, Inc., a subsidiary of Gerber Scientific. Prior to joining Gerber Technology, Mr. Giles served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management with FMC Corp., a manufacturer of machinery and chemicals. Mr. Giles has served as a director of Checkpoint Systems, Inc., a global leader in merchandise availability solutions for the retail industry, since March 2013, where he also serves as a member of the Audit Committee; Lydall, Inc., which produces specialty engineered products, since April 2008, where he also serves as a member of their Compensation Committee and Corporate Governance Committee; and Gerber Scientific, Inc. since 2001.

ABOUT INTEVAC

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design and development of high-productivity, thin film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties.

Intevac is the market and technology leader in the hard drive industry, with our systems processing approximately 60% of all magnetic disk media produced worldwide. Our high-performance, high-throughput technology solutions continue to expand into additional markets – including solar and adjacent thin film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the sole-source provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information, call 408.986.9899, or visit www.intevac.com

ABOUT VOCE CAPITAL MANAGEMENT

Voce Capital Management is a governance-focused, value-driven investor. It is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership. Voce Capital is headquartered in San Francisco, California.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding Intevac’s growth, performance and cost structure initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

Intevac, Inc.

Jeff Andreson, 408-986-9888

Chief Financial Officer

Claire McAdams, 530-265-9899

Investor Relations

Jamie Moser / Tim Lynch / Alyssa Cass, 212-355-4449

Joele Frank, Wilkinson Brimmer Katcher

Voce Capital Management

J. Daniel Plants, 415-489-2601

Managing Partner